Exhibit 23.3

Consent of Spears & Associates, Inc.

To Whom it May Concern:

We hereby consent to the use of our information, as properly attributed to us, in the registration statement on Form S-1 of MRC Global Inc. with respect to the following:

1.	A statement that Spears & Associates expects global oil and natural gas drilling and completion spending will increase at an approximately 9% compound annual growth rate between 2011 and 2017.

2.	Chart depicting actual and projected oil and natural gas drilling and completion spending from 2004 to 2017 in the U.S., Canada and internationally, including a list of year-over-year percentage increases (decreases) for oil and natural gas drilling and completion spending in the U.S., Canada and internationally (derived from Outlook for the Worldwide Upstream Oil and Gas Industry, March 2012).

3.	A statement that Spears & Associates expects that the North American rig count will increase by a 3.6% CAGR between 2011 and 2017.

4.	Chart depicting forecasted worldwide rig count, broken out for the U.S., Canada and international, and forecasted North American rig count, broken out by oil and gas, from 2004 to 2017, including a list of year-over-year percentage increases for U.S., Canadian and international growth and oil and gas growth for North America (derived from Outlook for the Worldwide Upstream Oil and Gas Industry, March 2012).

[Signature page follows]

Submitted by:

/s/ John R. Spears
John R. Spears

Spears & Associates, Inc.

8908 S. Yale Ave., Suite 440

Tulsa, Oklahoma 74137

Phone: 918-496-3434

March 26, 2012